U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2011

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Settlement of Litigation with Norit Americas, Inc. and Norit International N.V.

As of August 29, 2011, ADA-ES, Inc. (“ADA” or “we”) and Norit Americas, Inc. and Norit International N.V. f/k/a Norit N.V. (collectively “Norit”) entered into a Settlement Agreement (the “ADA Settlement Agreement”) pursuant to which we have settled all ongoing litigation with Norit to which we and Norit were parties (the “Norit Litigation”), and Norit entered into a separate settlement agreement (the “ECP Settlement Agreement,” and together with the ADA Settlement Agreement, the “Settlement Agreements”) with Energy Capital Partners, LLC, a Delaware limited liability company, Energy Capital Partners I, LP, a Delaware limited partnership, Energy Capital Partners I-A, LP, a Delaware limited partnership, Energy Capital Partners I-B IP, LP, a Delaware limited partnership, and Energy Capital Partners I (Crowfoot IP), LP, a Delaware limited partnership (collectively “ECP”), ADA Carbon Solutions, LLC f/k/a Crowfoot Development, LLC, a Delaware limited liability company, ADA Carbon Solutions (Red River), LLC f/k/a Red River Environmental Products, LLC, a Delaware limited liability company, Morton Environmental Products, LLC, a Delaware limited liability company, Underwood Environmental Products, LLC, a Delaware limited liability company, Crowfoot Supply Company, LLC, a Delaware limited liability company, and Five Forks Mining, LLC, a Delaware limited liability company (collectively the “AC Joint Venture Entities”) as to the Norit Litigation and other litigation and claims among Norit, ECP and the AC Joint Venture Entities.

Background

As we have previously reported in various filings we have made under the Securities Act of 1934, as amended, we have been engaged in litigation with Norit, an activated carbon (“AC”) manufacturer with whom we have previously done business, since Norit filed a lawsuit against us and certain of the AC Joint Venture Entities (collectively the “ADA Defendants”) in Texas state court on August 4, 2008, asserting that the ADA Defendants misappropriated Norit’s trade secrets relating to AC manufacturing, and other claims. The original case, captioned Norit Americas, Inc. v. ADA-ES, Inc., ADA Environmental Solutions, LLC, John Rectenwald, Stephen D. Young, Crowfoot Development, LLC, Red River Environmental Products, LLC, Underwood Environmental Products, LLC, Morton Environmental Products, LLC f/k/a Bowman Environmental Products, LLC, Cause No. 08-0673, was filed in the 71st Judicial District Court for Harrison County, Texas (the “Texas Action”). In the Texas Action, Norit sought monetary damages under various legal theories, attorneys’ fees, and injunctive relief to prevent us or any related entity or third party from using Norit’s alleged trade secrets or other Norit alleged intellectual property related to AC manufacturing. The parties ultimately agreed to resolve all of the claims in the Texas Action by arbitration in Atlanta, Georgia (the “Arbitration”) before a panel of three arbitrators (the “Panel”) under the rules of the American Arbitration Association. In the course of the Arbitration, ADA and Norit filed additional claims arising out of their former business relationship, including a claim by Norit against ADA for breach of a non-solicitation provision in a Market Development Agreement (“MDA”), to which ADA and Norit were parties from 2001 until 2006.

On April 8, 2011, the Panel issued an interim award holding ADA liable for approximately $37.9 million in damages for breach of the non-solicitation provision of the MDA (the “Non-Solicitation Award”), and further holding ADA jointly and severally liable together with other ADA Defendants for payment of a royalty of 10.5% of Gross Revenues (as defined) for the three years beginning in mid-2010, and then 7% of Gross Revenues (as defined) for the following five years (the “Running Royalty Award”) on certain sales of AC from the production facility owned by ADA Carbon Solutions (Red River), LLC (formerly known as Red River Environmental Products, LLC) (“Red River”). The Running Royalty Award does not require payment of royalties on the sales of AC described in the Non-Solicitation Award. Norit and the ADA Defendants have disputed whether the Running Royalty Award set forth in the Interim Award would apply to AC treated, but not manufactured, using certain of Norit’s trade secrets (the “Treated AC”).

Following issuance of the interim award, Norit submitted a claim to the Panel to recover approximately $13 million in attorneys’ fees and costs allegedly incurred on claims on which Norit had prevailed (“Norit’s Costs Claims”). The ADA Defendants have been contesting Norit’s Costs Claims. Norit has also requested that the Panel impose restrictions on the use and disclosure of its alleged trade secrets, as well as restraints on the disposition of the ADA Defendants’ assets both to secure the payment of obligations imposed by a final award, and to restrain the disposition of the ADA Defendants’ and ECP’s interests in the AC production facilities incorporating Norit’s trade secrets. The ADA Defendants have also been contesting the additional restrictions and restraints sought by Norit.

In December 2009, Norit International N.V. f/k/a Norit N.V., the Dutch parent of Norit, filed a petition with the Almelo District Court in the Netherlands requesting that the court conduct preliminary witness examinations into possible breaches of a confidentiality agreement we signed with Norit International in 2005 as part of due diligence for a potential acquisition of Norit’s AC business (the “Netherlands Action”). These alleged breaches of the 2005 confidentiality agreement were also the subject of the Arbitration.

Norit also has claims pending against ECP in a lawsuit filed in New Jersey Superior Court arising out of ECP’s involvement and ownership in the ADA Joint Venture Entities (the “New Jersey Action”).

Settlement Terms

The Settlement Agreements settle the Norit Litigation, including the Non-Solicitation Award, administrative aspects of the Running Royalty Award, Norit’s Costs Claims, the New Jersey Action and the Netherlands Action. The ADA Settlement Agreement provides for the following payments:

•	We will pay Norit a lump-sum payment of $33 million on or before August 31, 2011 (the “Initial Settlement Payment”); and

•

We will pay Norit the sum of $7.5 million (the “Final Damage Award”) over the three-year period commencing on August 29, 2012, payable in three installments without interest of $2.5 million. To secure our obligation to pay this sum, Norit will be entitled to obtain a stipulated judgment in Colorado District Court, and we and Norit will enter into a Forbearance Agreement pursuant to which Norit will agree to forbear from collecting on the judgment so long as we timely make the payments on the Final Damage Award.

Pursuant to the Settlement Agreements, the parties have resolved their dispute regarding royalties payable on Treated AC voluntarily and will ask the Panel to amend the Running Royalty Award to require ADA and other ADA Defendants to pay a royalty of 7% for the first three years and 5% for the following five years on Gross Revenues (as defined) for such Treated AC. The obligation to pay Norit the running royalties pursuant to the Running Royalty Award is a joint and several obligation among ADA and certain AC Joint Venture Entities. ADA estimates that less than $1 million in royalties have accrued with respect to all sales of AC from commencement of operations at the AC facilities through June 30, 2011, most of which is due by September 30, 2011 and is expected to be paid using cash on hand. Future payments of amounts due under the Running Royalty Award for each quarter will be payable three months after such quarter ends. As between ADA and certain AC Joint Venture Entities, there is a dispute concerning the extent to which ADA must reimburse those AC Joint Venture Entities for any running royalties paid by those AC Joint Venture Entities to Norit. In the Settlement Agreement, Norit consents to any transfer or relinquishment by ADA of its interest in the AC Joint Venture Entities to ECP and/or one or more of the AC Joint Venture Entities.

Following the entry into of the Settlement Agreements, certain terms of the settlement must be endorsed by the Panel through the issuance of a confidential, final, confirmable damage award (the “Stipulated Final Award”) that endorses the Final Damage Award and the Running Royalty Award and that provides Norit with certain audit rights, trade secret protection, and conditions to certain asset transfers for specified periods governing the use of Norit’s trade secrets by third parties. The appropriate parties will also file papers with each court or body in which actions comprising the Norit Litigation are ongoing, asking the court to enter stipulations and orders of dismissal as to the pending action in that court.

If the Panel declines to enter the Stipulated Final Awards, and the parties fail to agree that the different form of award is acceptable, any settlement payment already paid must be returned, and the Settlement Agreements, including the releases of claims, shall be rendered null and void.

The Settlement Agreements include full and complete mutual releases and bars to any claims and potential claims, past, present or future, known or unknown, that the parties or any related person, employee or agent brought or could have brought as part of the Norit

Litigation, other than claims that may occur in the future for breach of the Settlement Agreements or the Stipulated Final Award and claims between ADA, on the one hand, and the AC Venture Entities and ECP, on the other hand.

Additional Information.

The information contained in this report is a summary of the terms of the ADA Settlement Agreement, and reference is made to that agreement for the complete terms thereof. In accordance with the regulations of the United States Securities and Exchange Commission, we will file copies of the ADA Settlement Agreement with our Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011.

Item 9.01.	Financial Statements and Exhibits

(d)	The following item is furnished as an exhibit to this report:

99.1	Press Release, ADA-ES Announces Settlement of Norit Litigation, dated August 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2011

ADA-ES, Inc.
Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated August 30, 2011

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